Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

Julie D. Tracy

Vice President, Investor Relations and Corporate Marketing

408-548-6687

jtracy@kyphon.com

Kyphon Closes $400 Million Offering of Convertible Senior Notes and

Provides Update on its First Quarter and Full Year 2007

Non-Operating Expense Targets

SUNNYVALE, Calif., February 6, 2007 (PR NEWSWIRE) — Kyphon Inc. (Nasdaq:KYPH) today announced the closing of its offering of $200 million aggregate principal amount of Convertible Senior Notes due 2012 and $200 million aggregate principal amount of Convertible Senior Notes due 2014 that were privately offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes of each series include $25 million aggregate principal amount of notes sold to the initial purchasers pursuant to an over-allotment which was exercised in full.

Interest on the notes due 2012 will be paid semiannually at a rate of 1.00% per year and interest on the notes due 2014 will be paid semiannually at a rate of 1.25% per year. Upon the occurrence of certain events, the notes will be convertible into cash up to the principal amount, and if applicable, shares of common stock in respect of any conversion value above the principal amount, based on an initial conversion rate of 17.1951 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $58.16 per share. This initial conversion price represents a premium of 24% relative to the last reported sale price on January 31, 2007 of Kyphon’s common stock of $46.90 per share.

In connection with the offering, Kyphon entered into convertible note hedge transactions with affiliates of the initial purchasers. These transactions are intended to reduce the potential dilution to Kyphon’s stockholders upon any future conversion of the notes. Kyphon also entered into warrant transactions concurrently with the offering, pursuant to which it sold warrants to purchase Kyphon’s common stock to the same counterparties that entered into the convertible note hedge transactions. The convertible note hedge and warrant transactions effectively will increase the conversion price of the convertible notes to approximately $75.04 per share of Kyphon’s common stock, representing a 60% premium relative to the last reported sale price on January 31, 2007 of $46.90 per share of the common stock.

Kyphon estimates that the net proceeds from the offering, including proceeds resulting from the exercise of the initial purchasers’ over-allotment option, will be approximately $390 million, after deducting discounts, commissions and estimated expenses. In addition, the warrant transactions resulted in gross proceeds to Kyphon of approximately $77 million. Kyphon used approximately $112 million of the combined net proceeds of the offering and proceeds from the sale of warrants to fund the cost of the convertible note hedge transactions. Kyphon intends to use the remaining proceeds of approximately $355 million, together with revolver borrowings under its $250 million senior secured credit facility, to retire the $425 million senior secured term loan incurred to complete the acquisition of St. Francis Medical Technologies.

Kyphon currently projects non-operating expense for full year 2007, including expenses related to debt issuance costs, will be approximately $20 million as a result of this refinancing. Non-operating expense for the first quarter of 2007 is expected to be approximately $12 million including the impact of the write-off of debt issuance costs related to retirement of the term loan.

Kyphon has been advised that, in connection with the convertible note hedge and warrant transactions, the counterparties to those transactions or their affiliates entered into various derivative transactions with respect to Kyphon’s common stock concurrently with or shortly after pricing of the notes. In addition, these counterparties or their affiliates may enter into or unwind various derivative transactions with respect to Kyphon’s common stock and purchase or sell Kyphon’s common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period relating to the conversion of a note).

This press release is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a private offering memorandum. The notes and Kyphon’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions. Other information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Operating Results,” which can be found in Kyphon’s annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 3, 2006 and in Kyphon’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 9, 2006.

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KYPHG